May 9, 2018

CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, CA 92618-7471

Re:	Registration Statement on Form S-8: 3,300,000 shares of common stock, par value $0.00001 per share, of CoreLogic, Inc.

Ladies and Gentlemen:
As the Chief Legal Officer and Corporate Secretary for CoreLogic, Inc., a Delaware corporation (the “Company”), I render the following opinion in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 on May 9, 2018 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential issuance of up to 3,300,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), pursuant to the CoreLogic, Inc. 2018 Performance Incentive Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.
For purposes of this opinion, I, or other employees under my supervision, have made legal and factual examinations and inquiries of the documents, corporate records and other instruments that I have considered appropriate for purposes of this opinion. In examining these documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of the documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including PDF files). As to all matters of fact, I have relied on representations of fact made in the documents so reviewed, and I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and I express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. I consent to your filing this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Arnold A. Pinkston
Arnold A. Pinkston
Chief Legal Officer and Corporate Secretary